Supplement A-5

National Grid (US) Partner 1 Limited
Balance sheet
at March 31, 2004

$m
Fixed assets
Investment	4,532

Net assets	4,532

Capital and reserves
Called up share capital	2
Share premium account	4,530

Equity shareholders' funds	4,532

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	4,532

Adjustments to conform with US GAAP
Investments in subsidiaries, at equity	(609)

Equity shareholders' funds under US GAAP	3,923

The balance sheet is prepared under UK GAAP.

National Grid (US) Partner 1 Limited
Cash flow statement
for the year ended March 31, 2004

There were no cash flows in the year.

National Grid (US) Partner 1 Limited
Profit and loss account
for the year ended March 31, 2004

$m

Operating costs

Operating profit - continuing operations	-

Profit on sale of fixed asset investments

Profit before interest and tax	-

Net interest

Profit on ordinary activities before taxation - continuing operations	-

Taxation

Profit on ordinary activities after taxation	-

Interim ordinary dividend paid

Retained profit	-

Reconciliation of net loss to US GAAP

Profit on ordinary activities after taxation under UK GAAP	-

Adjustments to conform with US GAAP
Equity in income of companies	161

Net profit under US GAAP	161

National Grid (US) Partner 1 Limited
Profit and loss reserve
for the year ended March 31, 2004

	$m

At March 31, 2003 and March 31, 2004	-

Reconciliation of profit and loss reserve to accumulated losses under US GAAP

Group profit and loss reserve under UK GAAP at March 31, 2004	-

Adjustments to conform with US GAAP
Equity in income of companies	187

Accumulated losses under US GAAP at March 31, 2004	187	*

* Includes cumulative other comprehensive losses of $(173)m

The profit and loss reserve is prepared under UK GAAP.